Exhibit 10.4

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

MINER HOSTING AGREEMENT

THIS MINER HOSTING AGREEMENT (this “Agreement”), entered into effective as of July 26, 2023 (the “Effective Date”), is by and between OK 1 MINING LLC, a Delaware limited liability company, having a mailing address for notice hereunder of __________ (“Client”), and T20 MINING GROUP, LLC, an Oklahoma limited liability company, having a mailing address for notice hereunder of 7030 S. Yale Avenue, Suite 504, Tulsa, OK 74136 (“Host”). Host and Client may occasionally each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and Host desire to enter into a miner hosting services arrangement whereby Client shall acquire and provide, and Host shall install and host the hereinafter specified miners; and

WHEREAS, this Agreement, as it may be amended, restated, modified and/or supplemented from time to time by the Parties as hereinafter permitted, shall control the terms of said hosting services arrangement between the Parties.

NOW, THEREFORE, in consideration of the mutual agreements and the covenants set forth herein, and other good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, Host shall provide miner hosting services to Client on and subject to the following terms and conditions of this Agreement.

1.        Miner Hosting Services. Host hereby agrees to provide Client with Bitcoin miner hosting services, consisting of the hosting and complete management of the miners provided for herein, as hereafter detailed (collectively, the “Hosting Services”), which shall be provided at Host’s mining site located at 5555 S. 129th E. Avenue, Tulsa, OK 74134 (the “Facility”).

(a)    Miners. The miners eligible for the Hosting Services pursuant to this Agreement, which are being deployed for the purpose of mining Bitcoin, shall consist of a combination of Bitmain Antminers, as set forth on Schedule 1, attached hereto and incorporated herein by this reference thereto, and/or such other models of ASIC miners that the Parties may, from time to time, agree upon in writing (each, a “Miner”; collectively, the “Miners”). Hosting Services are only available for those miners that meet the requirements that have been approved by the Parties under this Section 1(a), or as otherwise agreed upon in writing from time to time by the Parties. Host reserves the right to refuse any miner or other associated equipment sent by Client for Hosting Services that does not, upon inspection thereof by Host, reasonably meet the Miner requirements agreed upon between the Parties under this Agreement, in Host’s good faith and reasonable determination; provided, that, Host shall be required to deliver to Client written notice of its decision to refuse any such miner(s) and/or associated equipment, including a written explanation for its decision to refuse, within three (3) business days following such determination. Upon receipt of any such notice, Client shall have ninety (90) days to arrange for the return of any refused miner(s) and/or associated equipment at Client’s sole expense. Further, Client shall ensure additional functional miners are shipped to the Facility in a quantity equal to [***] of the total number of available plugs for Miners (the “Reserve Miners”), which shall be held in reserve as replacements in the event any Miner(s) become non- functional and stored at the Facility at no additional storage cost to Client. Host shall oversee the replacement of any non-functional Miners with an equal number of Reserve Miners in accordance with the terms of this Agreement, at which point such Reserve Miners shall become Miners and cease to be Reserve Miners. In the event the quantity of Reserve Miners falls below a number equal to [***] of the total number of Miners at any point during the Term of this Agreement, as hereinafter defined, Client shall ensure additional functional miners are shipped to and stored at the Facility in a quantity sufficient to reestablish the [***] reserve of Reserve Miners stored at the Facility within thirty (30) calendar days following Host’s written request for the same, which such written request may be made within a Weekly Spare Parts Inventory Statement.

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(b)    Additionally Included Hosting Services. In addition to the foregoing, the Hosting Services provided to Client by Host under this Agreement shall include troubleshooting support, hashrate monitoring, installing software updates, maintaining Miners in their original condition (normal wear and tear excepted) and in working order, effectuating Miner repairs pursuant to Section 1(g), and any other services the Parties may, from time to time, additionally agree upon in writing. Host represents, warrants and covenants that it shall maintain the Facility and perform the Hosting Services in a professional and workmanlike manner consistent with the standards customarily employed by industry leading providers of similar services, and in accordance with the Guaranteed Uptime Service Level & Equipment Efficiency specifications set forth in Appendix B, attached hereto and incorporated herein by this reference thereto. The Hosting Services provided under this Section 1(b) shall be performed by Host without additional charge to Client.

(c)    Shipping. Client is responsible for all shipping costs for shipping miners to the Facility.

(1)    Acceptance. Host reserves the right to return to Client at Client’s sole expense or refuse to accept delivery of any Miners or other equipment that is (i) materially different from that which the Host agreed with Client to host under this Agreement, and/or (ii) received in a materially defective or materially damaged state or in a potentially hazardous manner, provided, however, that Host shall allow Client to deliver replacement Miners within a reasonable period of time.

(2)    Damage. Host shall not be liable for or required to repair any Miners and/or other equipment that is sent to the Facility in a defective or damaged state, regardless of Host accepting delivery thereof, subject to the condition that Host must inform Client within three (3) business days of Host learning of such defect or damage but in no event later than fifteen (15) days after receipt of any such Miner. Host shall not be liable for any damage that occurs to the Miners and/or other equipment during shipment to or from the Facility and Client is highly encouraged to purchase sufficient freight insurance for all shipments made in relation to this Agreement. The foregoing notwithstanding, the Parties agree that Host shall be liable for any damage that occurs to the Miners due to Host’s negligence while shifting the Miners within the Facility.

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(d)    Assumption of Responsibility. Host shall assume responsibility for each of the Miners as of the time and date Host physically takes possession of each Miner. Upon Host establishing said custody over each Miner, Host shall further be responsible for the safety and wellbeing of the Miners, including, without limitation, taking reasonable precautions to avoid theft, fire damage, physical damage, mishandling, technical errors, avoid presence, discharge, disposal, storage, or release of hazardous substance at the Facility, etc. At all times the Miners are in the custody of Host, Host, at its sole cost and expense, shall have in place and maintain in full force a policy or policies of insurance covering the Facility during the Term of this Agreement, subject to the provisions of Section 7.

(e)    Miner Deployment. For the purposes of this Agreement, “Operational” means, with respect to the status of any Miner under this Agreement, a Miner installed at the Facility that is pointed to a mining pool and actively supporting the global Bitcoin verification process. No later than five (5) business days following Effective Date, Client shall pay to Host a “Deployment Fee” in an amount equal to [***] per Miner hosted and made Operational by Host pursuant to this Agreement. Host’s typical deployment time to prepare, install and place a miner into air-cooled Operational status, as hereafter defined, is forty-eight (48) to ninety-six (96) hours after physical receipt of each such miner at the Facility. In the case substantially all materially functional Miners are not Operational by the later to occur of the date that is thirty (30) days after (i) the date of receipt of each Miner by Host, or (ii) the Energization Date, as hereinafter defined (a “Miner Deployment Failure”). For the purposes of this Agreement, “Energization Date” shall mean the sooner to occur between (x) the date on which the Facility is energized by the Public Service Company of Oklahoma (“PSO”), or (y) the date that is fifteen (15) business days immediately following the Effective Date. In the event of a Miner Deployment Failure, the Deployment Fee shall be fully refunded. Upon deployment of each Miner, Host shall arrange for each Miner’s serial number to be mapped to its worker name and provide Client with a database outlining such mapping.

(f)    Miner Repairs. In the event a Miner is not properly functioning, Host’s on-site technicians shall promptly inspect such Miner and begin troubleshooting support in order to diagnose the underlying issue or issues. Warranty servicing shall be provided on each such Miner within its respective warranty period, which varies depending on the brand, model, type and age of each Miner. Host shall work expeditiously to obtain warranty recovery upon Host’s diagnosis of any required warranty servicing. In the event a Miner requires repairs that fall under applicable warranty, Host shall immediately notify Client via electronic mail of such required warranty servicing and shall, in all practicable instances, utilize in-stock Miner components for replacement in each such Miner and ship only the affected component for warranty servicing, and not the entire affected Miner, to ensure such Miner remains Operational to the fullest extent practicable. In such an event, Host shall charge Client for the cost of each such replacement component and shall promptly invoice such expense to Client, immediately following Host’s successful warranty servicing, which Client shall pay each such invoice within thirty (30) days of receipt. Client shall approve the third-party repair company in its sole discretion. The foregoing notwithstanding, in the event a Miner under warranty requires repairs that, in the reasonable, good faith determination of Host, the cost to pay to repair and expeditiously return the affected Miner to operation is less than the lost mining revenues expected to result from the operational downtime during the anticipated duration of the warranty servicing of such Miner, Host may address any such repairs as major repairs, in accordance with the immediately following paragraph of this Section 1(g), so long as Host reasonably details such determination in its related Miner repair report, as hereafter provided.

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In the event a Miner requires “major repairs” that are outside applicable warranty, any such repairs: (i) that are reasonably anticipated by Host to cost [***] or less may be effectuated by Host without Client’s prior approval; or (ii) that are reasonably anticipated by Host to cost in excess of [***], and/or which would result in repair costs relating to the Miners exceeding [***] in the aggregate during any calendar month, may only be effectuated by Host upon receipt of Client’s prior written approval, which may be provided by Client via electronic mail. All such major repairs shall be performed at the sole expense of Client. In the event a Miner is outside of applicable warranty and cannot be appropriately repaired, Host shall promptly, but not later than seven (7) days after any such determination is known to or reasonably made by Host, inform Client thereof and Client shall be entitled to replace such Miner at the Facility, at Client’s sole expense.

In the event a Miner partially fails or suffers from minor functionality issues and all necessary repairs fall within the capabilities of Host’s on-site technicians without the need for major repairs and/or replacement of such Miner’s components, Host shall direct its on-site technicians to effectuate all such “minor repairs” without unreasonable delay. All such minor repairs shall be included under the Hosting Services and performed at no additional charge to Client. In the event a Miner is de-racked for longer than one (1) business day, Host shall replace such Miner using a spare Miner in inventory, as provided in Appendix B.

In addition to the foregoing, Host shall provide a “Miner repair report” in accordance with Appendix A, attached hereto and incorporated herein by this reference thereto, regarding each Miner requiring repairs during the relevant weekly reporting period, detailing not less than the Miner serial number, date of repair identification, date of repair completion, indication of warranty coverage, hardware repair costs, labor repair costs, and classification of such repair as major or minor.

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(g)    Custom Modifications and/or Settings. In the event that a Miner has been modified or programmed with any custom settings, including underclocking (i.e., running in low power mode) or overclocking, either by Client, or by Host at the request of Client, then Host, or a party with which Host has collaborated (which such party shall be approved by Client), shall maintain such custom modifications and/or settings on each such Miner and Host agrees to keep any and all such Miners in working order. Further, Host shall provide a “Miner modification report” each month to Client, which shall be delivered to Client via electronic mail no later than the final day of the immediately following calendar month, and each such Miner modification report shall, for each Miner bearing any modifications and/or customizations during the relevant monthly reporting period, detail the modifications made to and the performance of any and all such modified and/or customized Miners. Client understands and accepts that there is a possibility the Miners could become damaged if Client elects to overclock the performance of any Miners. Except when such damage is proximately caused by the gross negligence of Host, Client hereby accepts such risk and shall not hold Host liable for any damages related to such Client-instructed custom modifications and/or settings. Further, Host shall not be liable for faulty or poorly manufactured hardware, or damage that occurs as a result of Client-directed custom modifications and/or settings, unless such damage is proximately caused by the gross negligence of Host. Requests made by Client to Host to modify hardware or software must be made in writing and will be satisfied on a case-by-case basis and must be reviewed and accepted by Host before placing such Miner into operation at the Facility with such custom modifications and/or settings. Host assumes no liability for damage that occurs as a result of firmware overclocking scenarios, unless such damage is proximately caused by the gross negligence of Host. The parties shall mutually agree in writing and in good faith whether to update or upgrade the software or firmware of Miners, including to replace the existing software or firmware of the Miners. The foregoing notwithstanding, should Host make any custom modifications and/or settings to the Miners without the express direction of Client, Host shall be responsible for all damage that occurs to such Miners as a result of any such changes. Further, should Host become aware of any issue or issues known or reasonably suspected to be caused by any modification Host has made to any of Host’s own miners in Operational status, Host shall notify Client in writing of such issue and indicate if Host believes the issue to be endemic to such modification.

(h)    Miner Removal. Host shall unplug, remove, clean, reinstall fans (as applicable), package and ship any Miners to Client’s chosen destination (i) for warranty or service repairs, and/or (ii) upon the termination of this Agreement or expiration of the Term of this Agreement. All costs related to such shipment(s) will be the sole responsibility of Client (as well as any long-term storage charges that may hereafter be agreed upon by Client and Host).

(i)    Abandonment. If Client fails to arrange for the removal and shipping of the Miners, or any other of Client’s equipment, from the Facility within ninety (90) days of the final day of the Term of this Agreement, including any For Cause Termination Tail, as hereafter defined, provided that Host has utilized best efforts to facilitate the removal of Client’s equipment and Host has not impeded Client’s ability to remove the Miners, Client may be deemed to have abandoned the same, and ownership of the equipment may be assumed by Host, at Host’s sole election.

(j)    Exceptions. With respect to the Hosting Services, generally, and each of the forgoing provisions of this Section 1, any and all irreparable hardware failures, Operational turnaround time delays, Miner downtime and/or mining losses during any warranty or non- warranty servicing that are proximately caused by the violation of applicable environmental laws, gross negligence and/or willful misconduct of or by Host shall be expressly excluded under the provisions of this Section 1, and liability shall be borne exclusively by Host.

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2.        Agreement Term.

(a)    Initial Term. The initial term of this Agreement shall commence on the Effective Date first set forth above and shall continue until the fifteenth (15th) mensiversary of the Installation Date, as hereafter defined (the “Initial Term”). For the purposes of this Agreement, “Installation Date” shall mean the date on which the first Miner is received by Host and prepared, installed and placed into Operational status. Thereafter, notification of the completed installation shall be provided in writing by Host to Client, which such notification may be made via electronic mail.

(b)    Renewal. Upon expiration of the Initial Term, this Agreement shall be renewable by the Client for three (3) additional terms of three (3) months each (each, a “Renewal Term”). This Agreement shall automatically renew for a maximum of three (3) Renewal Terms (unless sooner terminated by either Party as provided under Section 9), unless Client notifies Host in writing of Client’s intent to terminate this Agreement not less than ninety (90) days prior to the final calendar day of the Initial Term or any subsequent Renewal Term. The Initial Term and the aggregate of every consecutive Renewal Term shall be collectively referred to herein as the “Term of this Agreement”.

3.        Payment Terms. The following provisions set forth the agreements of the Parties in respect of payments required to be made under this Agreement by Client to Host.

(a)    Service Periods. Commencing with the Installation Date, all payments due from Client to Host in respect of the Hosting Services, as provided under this Section 3, shall be measured corresponding to each calendar month (each, a “Service Period”), or part thereof as may be the case with respect to the initial and/or final Service Periods hereunder. For the avoidance of doubt, each Service Period shall commence on the first (1st) calendar day of each calendar month and shall conclude on the final calendar day of each such calendar month (e.g., the 28th, 29th, 30th or 31st, each as the case may be); provided, however, that the initial Service Period shall be considered to commence on the Installation Date and the final Service Period shall be considered to conclude on the final day of the Term of this Agreement.

(b)    Hosting Fees. The amounts due from Client to Host for the Hosting Services provided pursuant to this Agreement for any measured Service Period, expressed in U.S. Dollars, shall consist of a Hosting Capacity Fee and a Hosting Capex Fee, each as hereinafter defined (the Hosting Capacity Fee and Hosting Capex Fee collectively referred to as the “Hosting Fees”). The “Hosting Capacity Fee” shall be the amount returned by multiplying the actual aggregate electric power consumption of the Operational Miners, as reflected by the metered electric power transformers at the Facility, across the entirety of such Service Period, by the lesser of [***] or the applicable fee schedule as dictated by Appendix B (the “Capacity Rate”). The “Hosting Capex Fee” shall be the amount returned by multiplying the actual aggregate electric power consumption of the Operational Miners, as reflected by the metered electric power transformers at the Facility, across the entirety of such Service Period, by [***]/MWh. In any case, so long there is no Termination for Cause (as defined in Section 9), Client shall pay to Host (i) a minimum monthly Hosting Capacity Fee payment in the amount of [***] (the “Minimum Capacity Fee”), payable to PSO, and (ii) a minimum monthly Hosting Capex Fee payment in the amount of [***] (the “Minimum Capex Fee”), payable to Host (the Minimum Capacity Fee and the Minimum Capex Fee, collectively the “Minimum Hosting Fees”).

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(c)    Hosting Deposit. Within five (5) business days following the Effective Date, but in no event after the Installation Date, Client shall place on deposit with Host an amount (the “Hosting Deposit”) equal to [***]. The Hosting Deposit will be held in a segregated account at a U.S. insured depository institution in Client’s name with an account control agreement in favor of Host. Host shall be permitted to apply the Hosting Deposit, in whole or in part, to any payments whatsoever due under this Agreement that have not been paid by Client within five (5) business days following the date due, in Host’s sole discretion; provided, that, in the event the Hosting Deposit, or any portion thereof, is so utilized by Host, Client shall replenish the Hosting Deposit with Host within five (5) business days following Host’s written notice to Client requesting the same. Any amounts of the Hosting Deposit not utilized by Host shall be applied as a credit for amounts due from Client for the final Service Period; provided, that, any unused amounts of the Hosing Deposit shall be returned to Client within five (5) business days following the final calendar day of the Term of this Agreement.

(d)    Energy Deposit. Subject to review and approval by Client of PSO’s collateral requirements relating to the Energy Services Agreement concerning the Facility, Client agrees to post collateral in the amount of [***], in cash (the “Energy Deposit”) or through a Letter of Credit, to PSO on the terms dictated by PSO. Host is obligated to transfer a portion of the Energy Deposit sufficient to establish the Hosing Deposit in the amount of [***] and return to Client the balance of the Energy Deposit within fifteen (15) business days following the return of the Energy Deposit by PSO to Host at any time within the Term of this Agreement. For the avoidance of doubt, any amounts previously placed on deposit with Host shall be netted against the above-stated amount $[***], and the portion of the Energy Deposit which Host may transfer to establish the Hosting Deposit in the amount $[***] shall represent no more than this amount netted against such amounts previously placed on deposit with Host. In the case Termination for Cause is affected by Client, Host is obligated to return to Client the full amount of outstanding Energy Deposit within fifteen (15) business days following the effective date of such Termination for Cause.

(e)    Payment Procedures. The Parties agree to point the entirety of the total hashrate of the Operational Miners to Client’s digital wallet(s) during the Term of this Agreement. By the tenth (10th) calendar day of each Service Period, Host shall determine the precise Hosting Fees due (or that the Minimum Hosting Fees are due) from Client hereunder in respect of the Hosting Services provided during the immediately preceding Service Period and send to Client an invoice detailing the same. Within five (5) business days of receiving each invoice, Client shall pay to Host the precise Hosting Fees (or the Minimum Hosting Fees, as applicable) in full. If Client provides notice of a dispute with respect to an invoice prior to the applicable due date for such invoice, Client shall pay the undisputed amount of such invoice or invoice adjustment when due, but may, if not already paid, withhold payment of the disputed portion until the dispute is resolved, which both parties will seek to resolve in good faith. If, in connection with the resolution of the dispute, it is determined that (i) an additional payment is due by Client, Client shall make the required payment to Host within five (5) business days following such resolution, or (ii) Client is entitled to a refund of any amount previously paid, Host shall, at Client’s election, either return the amount overpaid within five (5) business days following such resolution or provide Client with a credit equal to the amount overpaid on the next invoice delivered following resolution of the dispute.

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(f)    Payments, Generally. Payments of any and all amounts due under this Section 3 (and/or any payments otherwise required to be made pursuant to this Agreement) shall be made in the form of U.S. Dollars, unless otherwise expressly provided herein or subsequently agreed upon in writing by the Parties, and shall be made via electronic funds transfer of good and immediately available funds to the account most recently provided in writing by Host to Client. All written notices and/or communications permitted or required in respect of this Section 3 shall be expressly permitted to be made by the Parties via electronic mail correspondence, as further provided in Section 11(g). Except as otherwise stated herein, expenses incurred in the performance of the Hosting Services under this Agreement and any related taxes thereon shall be borne by Host.

4.        Temporary Suspension. Host may temporarily suspend any or all portions of the Hosting Services, which shall not be calculated as downtime under this Agreement, under the following circumstances:

(a)    Safety Inspections. During the course of any safety inspection performed by the local, state and/or federal government, or other duly authorized authority, and Host shall provide to Client reasonable written evidence of any such safety inspection that results in the temporary suspension of the Hosting Services, as soon as reasonably practical. The foregoing notwithstanding, any safety inspection that results from the gross negligence or willful misconduct of Host or is due to violations of applicable environmental laws by Host, which then results in a temporary suspension pursuant to this Section 3(b), shall be solely attributable to the Host and Client shall not be liable to remit payment to Host for the duration of the temporary suspension. The hours during which the Hosting Services are temporarily suspended and which may be excluded from the downtime calculation under the circumstances specified in Section 4(a) shall not exceed a total of fifty (50) hours during the Term of this Agreement;

(b)    Past Due Payments. Upon any payment required to be made by Client to Host pursuant to this Agreement becoming more than five (5) business days past due; and/or

(c)    Force Majeure Event. In the event a Force Majeure Event, as hereafter defined, has occurred and it or its proximate effect(s) is continuing; provided, that, neither Party shall be under any obligation to provide compensation to the other Party for any mining losses incurred that are caused by such Force Majeure Event. For the purposes of this Agreement, “Force Majeure Event” shall mean: an act of god, including, without limitation, tornado, electrical storm, hail storm, flood, volcanic eruption, earthquake, landslide, fire, or any other natural disaster; abnormal social events, including, without limitation, war, strike, riot, pandemic; government acts, including, without limitation, government intervention, restriction, ban, quarantine, military training exercise, etc.; and material interruptions of power or internet outside of Host’s control that prohibit or severely restrict Host from operating, provided that Host had in place at the time of interruption commercially reasonable redundancies for internet services.

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5.        Remote Management. Physical access to the Facility shall be strictly controlled. Generally, Client may only access the Facility through the on-site maintenance staff during the Term of this Agreement, subject to the following.

(a)    Site Visits. Client shall be permitted to make site visits to the Facility during business hours, upon providing twenty-four (24) hours’ advance written notice to Host. Client hereby agrees to hold Host harmless for any and all injury to Client’s representatives that is incurred during any visitation of the Facility by Client.

(b)    Miner Performance Monitoring. On the Installation Date, Host shall provide Client access to Host’s Foreman Crypto Miner Management program and facilitate Client’s installation of necessary software or hardware to remotely monitor the Miners. Each Miner shall be loaded into such miner management program by the later to occur of the date that is thirty (30) days after (i) the date of receipt of each Miner by Host, or (ii) the date on which the Facility is energized by PSO, which must occur no later than fifteen (15) business days immediately following the Effective Date.

(c)    Curtailment. Upon receipt of notice from Client to initiate an Economic Curtailment Event, which may be electronically delivered, Host shall promptly cease delivering power to the Miners, other than for the purposes of maintaining the equipment in a dormant or sleeping state for continued network connectivity purposes. Upon receipt of notice from Client to resume mining operations following an Economic Curtailment Event, Host shall use reasonable efforts to promptly resume delivering power to the Miners. For purposes of this section, “Economic Curtailment Event” means, for one or more Miner, an event for which Client had notified Host to initiate an economic curtailment event or Host had notified Client upon initiating an economic curtailment event and received notice of Client’s non-objection to same; and Client had not requested that Host resume operation of the Miner.

6.        Digital Asset Security. Client shall be solely responsible for maintaining, safeguarding, keeping confidential and controlling its own wallet(s) and shall be solely responsible for the security of the private keys associated with such wallet(s).

7.        Insurance. Host shall name Client as an additional insured under Host’s general liability insurance policy (including liability for property damage, personal injury and contractual liability) carrying coverage limits not less than [***] in aggregate, which may be satisfied with a combination of primary and umbrella/excess policies. Host shall provide Client with reasonable evidence of such coverage within thirty (30) days of the Effective Date. Upon the occurrence of a Force Majeure Event, as defined in Section 4(c), or other event proximately caused by third-parties that causes damage to the Facility and/or the contents housed therein, Host shall attempt to recoup any and all losses through insurance claims, if applicable; provided, however, that the insurance coverage carried by the Host is primarily for the exterior building structures situated upon the Facility’s premises and not for the Client’s content inside such structures. The Client may elect to carry additional third-party insurance coverage designed to replace the Miners and/or Client’s other equipment that may become damaged by such events and/or replace lost income resulting from the Miners being out of service as a result of such damaging events. Host makes no guarantees or assurances that its insurance will cover, in whole or in part, every eventuality that may result in physical damage to the Miners and/or Client’s other equipment housed in the Facility, and Client hereby acknowledges that it is Client’s responsibility to acquire adequate insurance coverage for the Miners and/or its other equipment housed in the Facility to the extent and in the coverage amounts it deems appropriate to protect its self-interests. Host hereby agrees to reasonably cooperate in good faith to assist Client in obtaining any such insurance coverage upon receipt of such written request from Client.

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8.        Market Movement. Host shall not be responsible for any losses of Client arising due to movement of the cryptocurrency markets, and/or related markets, or Client’s choice to mine Bitcoin under this Agreement.

9.        Termination for Cause. This Agreement may be terminated for cause pursuant to the following provisions, and as expressly stated elsewhere in this Agreement (each, a “Termination for Cause”).

(a)    Force Majeure Event. In the event Host ceases its performance under this Agreement due to a Force Majeure Event, then Client may, with thirty (30) days’ notice, or with five (5) days’ notice if, after a written Client request to Host, Host fails to provide, in the reasonable opinion of the Client, adequate assurance that performance will resume no earlier than thirty (30) days from the date of the Force Majeure Event, affect a Termination for Cause.

(b)    Terminating Event of Host. Client shall be entitled to affect a Termination for Cause in the event Host:

(i)      is in the process of dissolution, bankruptcy, deregistration or similar;

(ii)   defaults on any of its indebtedness or material contracts, including, but not limited to, any power or gas purchase agreement, servicing agreement, hedging agreement or similar energy agreement;

(iii)    modifies or terminates the electric services agreement with PSO without Client’s written consent;

(iv)    fails to make payment to any third-party counterparty, exceeding [***], including, but not limited to, the Host’s power or hedge provider; or

(v)     fails to complete mapping of Miner serial numbers to worker names in accordance with Section1(e); or

(vi)    suffers a Service Level Commitment Default (as defined in Appendix B, attached hereto).

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(c)    Terminating Event of Client. Host shall be entitled to affect a Termination for Cause in the event Client:

(i)      is in the process of dissolution, bankruptcy, deregistration or similar;

(ii)     defaults on any of its indebtedness or material contracts; or

(iii)    has breached and continues to breach any financial or payment obligation(s) under this Agreement.

(d)    Termination for Cause Procedures. Should either Party duly elect to affect a Termination for Cause of this Agreement, as permitted by this Section 9 above, such terminating Party may so terminate this Agreement, without penalty to such terminating Party, by providing the other Party written notice of its election to terminate this Agreement, reasonably detailing therein the grounds for such termination request and providing the date upon which the terminating Party requests this Agreement be terminated (the “Termination Request Date”), which may be immediately upon the other Party’s receipt thereof (a “Notice of Termination for Cause”). In the event either Party provides the other Party such Notice of Termination for Cause under this Section 9, unless otherwise agreed upon in writing by the Parties, Host shall continue to provide the Hosting Services to and invoice Client from the Termination Request Date through the final calendar day of the month in which the Termination Request Date falls (the “For Cause Termination Tail”). In such an event, Host shall continue to assume responsibility for the safety and wellbeing of the Miners until such time as Client arranges for the return shipping of the Miners, in accordance with the applicable provisions of this Agreement.

10.      Intentionally omitted.

11.      Legal Provisions. The following legal provisions shall control the disclosure, interpretation and/or enforcement of this Agreement.

(a)    Confidentiality. For the purposes of this Agreement, “Confidential Information” means any and all non-public information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”), that the Disclosing Party reasonably considers to be confidential or proprietary, which may or may not be expressly marked or otherwise designated as “confidential” or “proprietary” including, without limitation, customer information, trade secrets, intellectual property, formulae, processes, algorithms, ideas, concepts, strategies, inventions, data, network configurations, system architecture, designs, flow charts, drawings, proprietary information, business and marketing plans, financial and operational information, materials or data relating to the current and /or future business and operations of the Disclosing Party, compilations, studies, summaries, extracts or other documentation prepared by the Receiving Party based on information disclosed by the Disclosing Party, together with any and all supporting documentation and/or analysis of any of the foregoing; provided, however, that Confidential Information shall not include any such information (i) available to or in the possession of the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party; (ii) generally available to the public at the time of its disclosure to the Receiving Party by the Disclosing Party; or (iii) that becomes available to the applicable Party on a non-confidential basis from any third party who or which, to the Receiving Party’s reasonable understanding, is not bound by a confidentiality obligation, contractually or legally, to the Disclosing Party. Confidential Information may also include any such information disclosed to the Receiving Party by third parties on behalf of the Disclosing Party. Unless otherwise stated herein, all the information disclosed by the Disclosing Party shall be deemed and treated as Confidential Information, whether disclosed orally, visually or in tangible form (and whether by document, electronic media or other form).

MINER HOSTING AGREEMENT	Page 11 of 16	T20 MINING GROUP, LLC

From the Effective Date until five (5) years following the due termination of this Agreement, the Parties shall not disclose to any third party any Confidential Information and shall use such Confidential Information solely in connection with this Agreement. Each Party shall be responsible for any breach of this Section 11(a) by such Party and/or its Representatives, as hereafter defined. The foregoing notwithstanding, Confidential Information may be disclosed: (A) to the Receiving Party’s members, employees, agents, advisors, accountants, consultants and legal representatives (“Representatives”) on a need to know basis in connection with the performance by the Receiving Party of its obligations hereunder with such Representatives having first been informed of the confidential nature of such Confidential Information and that the disclosure thereof is subject to the restrictions contained in this Agreement; (B) to any person with the written consent of the Disclosing Party; and/or (C) to the extent the disclosure is required by an applicable federal, state or local law, or a valid order is issued by a court or other governmental body of competent jurisdiction; provided, that, in the instance of an exception under clause 11(a)(C), the Receiving Party provides the Disclosing Party with prompt written notice of such requirement that affords the Disclosing Party the reasonable opportunity to seek a protective order or other remedy and makes a reasonable effort to obtain or to assist the Disclosing Party in obtaining, at the Disclosing Party’s sole cost and expense, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purpose for which the law or regulation required, or for which the order was issued. The Parties acknowledge that a violation of the terms and conditions and Receiving Party’s obligation set forth herein could cause irreparable injury to the Disclosing Party and that there is no adequate remedy at law for such violation. Accordingly, if Receiving Party should breach or threaten to breach any of the provisions of this Section 11(a), Disclosing Party, in addition to any other remedies it may have at law or in equity, shall be entitled to a restraining order, injunction or similar remedy in order to specifically enforce the provisions hereof, without being required to post a bond therefor.

(b)    Intellectual Property Rights. All data, information, inventions, intellectual properties (including patents, trademarks, copyrights, design and trade secrets), know-how, show-how, new uses and processes, and any other intellectual property right, asset or form, including, without limitation, analytical methods, procedures and techniques, research, procedure manuals, financial information, computer technical expertise and/or software related to the arrangement herein that are pre-existing (collectively, the “Intellectual Property”) shall be and remain the exclusive property of that Party which holds a right, title and/or interest in such Intellectual Property.

MINER HOSTING AGREEMENT	Page 12 of 16	T20 MINING GROUP, LLC

(c)    Publicity. Neither Party will make any press releases, internet posting or public announcements of any kind in any way related to this Agreement or referencing the other Party and/or its trademarks without the other Party’s prior written consent, which may be withheld at the sole discretion of the Party receiving the request. Neither Party will disclose to any third party the commercial arrangement under this Agreement.

(d)    Data Protection. Host shall implement and maintain all appropriate physical, technical, procedural and organizational security and confidentiality measures that are necessary to prevent, protect and/or identify unauthorized or unlawful access, use, misuse, transmission, dissemination, processing, alteration, modification and/or disclosure of data exchanged or developed pursuant to the scope of this Agreement. Client shall have the right to reasonably request, and Host shall have the obligation to provide in a reasonably timely manner, copies of policies and procedures, standard operating procedures or other documentation that describes the measures referenced in this Section 11(d); provided, that, Host has the same in its possession, or can produce the same without unreasonable efforts and/or expense.

(e)    Consequential Damages Waiver. Neither Party shall be liable for special, incidental, indirect, consequential, exemplary or punitive damages under any theory of contract, tort, strict liability, statute or under any other legal or equitable principle or otherwise, arising out of or in any manner connected with this Agreement and regardless of whether such Party has been informed of, or might have anticipated, the possibility of such damages.

(f)    Indemnity. Each Party shall indemnify, defend and hold the other Party and its directors, managers, officers, employees and/or agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorney fees and costs) from a third party arising from claims, demands, actions or other proceedings from such third party as a result of the breach of its obligations under this Agreement. For the avoidance of doubt, a Party shall not be indemnified when it has acted with gross negligence, fraud or willful misconduct.

(g)    Notices. Except in the case of notices and other communications expressly permitted to be given by electronic mail, which may be sent to the electronic mail address of the receiving Party as set forth on the signature page to this Agreement and considered received as of the date each such notice is sent, all notices provided for in this Agreement shall be in writing and shall be delivered either (i) by hand, (ii) by overnight courier service (with delivery confirmation receipt), or (iii) by certified or registered mail (return receipt requested), to the address of the receiving Party as set forth in the preamble of this Agreement (or to such other address if either Party, from time to time, provides written notice to the other Party of such other address). Any notice delivered via the methods provided under clause 11(g)(i) through clause 11(g)(iii) shall be considered received by the receiving Party as of the date of delivery of each such notice.

MINER HOSTING AGREEMENT	Page 13 of 16	T20 MINING GROUP, LLC

(h)    Governing Law and Dispute Resolution. This Agreement shall be deemed to be a contract made under, governed by and interpreted pursuant to the internal laws of the State of Delaware, without regard to conflict of law principles. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of Wilmington, State of Delaware by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing Party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

(i)    Compliance with Applicable Laws. Each Party shall strictly comply in all material respects with all applicable laws, statutes, ordinances, rules, regulations and orders, in effect or hereafter established, without limitation, as such relate to its performance and obligations pursuant to this Agreement.

(j)    Severability. Should any provision or part of this Agreement be determined by a court of competent jurisdiction to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be rendered inoperative and the remainder of this Agreement shall remain enforceable to the fullest extent afforded under applicable laws.

(k)    No Waiver. Failure of either Party at any time, or for any period of time, to enforce any provision of this Agreement shall not be construed as a waiver of such provision or as a waiver of the right of such Party thereafter to enforce each and every provision of this Agreement.

(l)    Neutral Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the subject matter of this Agreement. Additionally, each Party has been, or has been afforded the opportunity to have been, represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against a particular Party is not applicable to this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable, neutral manner to affect the intentions of the Parties and purposes of this Agreement.

(m)    Section Headings. All section headings contained in this Agreement are provided for convenience only and shall not affect the interpretation of this Agreement, in whole or in part, and do not constitute and shall not be interpreted as part of this Agreement. Further, each reference in this Agreement to a particular “Section” shall be read to be in reference to such Section of this Agreement, unless expressly stated otherwise herein.

(n)    Attachments. All addenda, annexes, appendices, exhibits, schedules and/or similar attachments expressly referenced in this Agreement shall be considered attached hereto and incorporated herein by such reference thereto.

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(o)    Entire Agreement. This Agreement, along with any and all attachments provided for under Section 11(o), shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and shall supersede any and all prior written or oral understandings, offers, agreements, terms and conditions or other communications between the Parties with respect to the subject matter hereof.

(p)    Amendment. This Agreement may only be amended through written agreement by and between and executed by both Parties, and may not be amended by oral agreement or by course of conduct of the Parties.

(q)    Assignment. Neither Party shall be entitled to assign, cede, sub-contract, delegate or in any other manner transfer any benefit, rights and/or obligations in terms of this Agreement, without the prior written consent of the other Party; provided, however, that Client may assign this Agreement, in whole or in part, to an affiliate of Client that (i) purchases, in whole or in part, the Miners under this Agreement; and (ii) assumes in writing Client’s obligations thereunder to the extent of such assignment, in each case without the prior written consent of Host.

(r)    Authority. Each Party has the full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by such Party pursuant to this Agreement, and to carry out the transactions contemplated hereby and thereby. No waiver or consent of any person is required in connection with the execution, delivery and/or performance by such Party of this Agreement and each agreement, document and instrument to be executed and delivered by such Party pursuant to this Agreement.

(s)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Party and their respective successors and/or permitted assigns. Further, each undersigned representative executing this Agreement on behalf of either Party individually warrants, by execution hereof, that he or she has full legal power to execute this Agreement on behalf of the Party for whom he or she is signing, and to bind and obligate such Party with respect to all provisions contained in this Agreement.

(t)    Execution. This Agreement may be executed in any number of, and by different Parties on, separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall collectively constitute one and the same agreement. Any signature delivered by a Party to the other Party via facsimile, electronic mail or similar electronic transmission shall be deemed to be an original signature hereto. Further, in accordance with the federal Electronic Signatures in Global and National Commerce Act (the “E-SIGN Act”), 15 U.S.C.A. §§ 7001-7031 (Supp. 2001), this Agreement may be executed electronically or digitally and, in such event, shall serve as a binding original as if executed by hand.

[THIS SECTION INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their respective duly authorized undersigned representative(s) to unconditionally execute this Agreement under seal as of the Effective Date first set forth above.

Client:

OK 1 MINING LLC

By: [***]

[***], Head of Structured Financing

Electronic Mail Address:

Host:

T20 MINING GROUP, LLC

By: /s/ Robert C. Bissell

Robert C. Bissell, Manager

Electronic Mail Address:

MINER HOSTING AGREEMENT	Page 16 of 16	T20 MINING GROUP, LLC

APPENDIX A

REPORTING REQUIREMENTS

APPENDIX A [to MINER HOSTING AGREEMENT]	Page 1 of 1	T20 MINING GROUP, LLC

APPENDIX B

GUARANTEED UPTIME SERVICE LEVEL & EQUIPMENT EFFICIENCY

APPENDIX B [to MINER HOSTING AGREEMENT]	Page 1 of 1	T20 MINING GROUP, LLC